HSBC Vantage+ Index

Monthly Report December 2022

PERFORMANCE: HISTORICAL & SIMULATED DATA


160%
150%
140%
130%
120%
110%
100%
90%
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

As of December 30, 2022	HSBC Vantage+ Performance
YTD Return	-12.59%
3 Year Return	-9.60%
5 Year Return	-8.11%
1 Year Volatility	6.04%
Annualized Volatility *	5.94%

* Data from Jan 2019 thru Dec 2022 calculated on a per annum percentage basis. See "Use of simulated returns".
Source: Bloomberg and HSBC. See "Risks relating to the index" and "Important Information".

Vantage+ Index includes an 0.85% per annum index maintenance fee, subtracted on a daily basis.
The graph and table above set forth the hypothetical back-tested performance of the Index from January 1, 2013 through December 30, 2022. The Index has only been calculated by Solactive AG since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019.

KEY DRIVERS OF PERFORMANCE

- **Prioritizing Performing Assets** - Minimizing cash in the monthly portfolio by attempting to find a 5% volatility portfolio without it, only turning to cash if unable to achieve the target volatility.
- **Volatility Management System** - Once the porfolio is selected, the Index applies leverage to bring exposure to 6% volatility, enabling dynamic reaction to changing market conditions, and allowing for exposure greater than 100%.
- **Higher Equity Allocation** - The Index provides greater maximum allocation to developed and emerging market equities compared to some other target volatility momentum strategies.

AVERAGE MONTHLY ALLOCATION: HISTORICAL & SIMULATED

		Oct-22	Nov-22	Dec-22	12 Month Average
Developed Equities Max 60%	SPY	0.00%	0.00%	0.00%	1.42%
	SPLV	2.39%	4.57%	7.04%	12.25%
	IWM	0.00%	0.00%	0.00%	0.00%
	QQQ	0.00%	0.00%	0.00%	0.00%
	EFA	0.00%	0.19%	1.53%	0.27%
	Sub total	*2.39%*	*4.76%*	*8.57%*	*13.94%*
Developed Bonds Max 90%	TLT	0.00%	0.00%	0.00%	0.95%
	LQD	38.01%	29.78%	20.29%	33.92%
	HYG	14.67%	15.00%	15.00%	14.32%
	Sub total	*52.68%*	*44.78%*	*35.29%*	*49.19%*
Emerging Markets Max 30%	EEM	0.00%	0.00%	0.00%	0.33%
	EMB	0.00%	0.00%	1.19%	3.28%
	Sub total	*0.00%*	*0.00%*	*1.19%*	*3.62%*
Real Assets Max 30%	IYR	0.00%	0.00%	0.00%	0.10%
	GLD	17.54%	13.67%	12.46%	16.79%
	Sub total	*17.54%*	*13.67%*	*12.46%*	*16.89%*
Inflation Max 5%	TIP	5.00%	4.40%	2.50%	4.74%
Cash if needed	Cash	22.38%	32.38%	40.00%	11.62%

All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See "Use of Simulated Returns".

HSBC

HSBC Vantage+ Index
Monthly Report December 2022



AVERAGE YEARLY ASSET CLASS ALLOCATION - HISTORICAL & SIMULATED



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
Developed Equities
Developed Bonds
Emerging Markets
Real Assets
Inflation
Cash

AVERAGE YEARLY CASH ALLOCATION - HISTORICAL & SIMULATED

	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Average Cash Allocation	0.0%	3.3%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	30.6%	0.0%	11.7%

MONTHLY PERFORMANCE - HISTORICAL & SIMULATED

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
2022	-3.72%	-0.66%	-0.34%	-3.53%	-0.14%	-3.02%	1.53%	-2.19%	-2.81%	-0.01%	2.27%	-0.55%	-12.59%
2021	-2.06%	-2.11%	-0.90%	1.43%	0.77%	0.97%	1.77%	0.51%	-3.64%	3.06%	-1.00%	2.63%	1.21%
2020	2.53%	-2.36%	-1.54%	0.22%	-0.12%	0.27%	0.97%	0.15%	-0.64%	-1.35%	3.29%	0.89%	2.19%
2019	1.56%	-0.45%	1.92%	-0.34%	1.53%	2.29%	0.26%	4.19%	-1.55%	0.29%	-0.58%	1.33%	10.81%
2018	4.50%	-3.08%	-0.33%	-0.79%	0.39%	-0.72%	0.56%	0.78%	-2.24%	-5.99%	0.80%	-2.09%	-8.27%
2017	0.85%	3.34%	-0.22%	1.76%	1.89%	-0.36%	1.50%	0.30%	-0.03%	1.80%	1.61%	1.05%	14.28%
2016	1.05%	1.93%	2.39%	0.67%	-1.03%	5.34%	1.73%	-0.12%	-0.15%	-1.84%	-2.43%	1.05%	8.69%

All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See "Use of Simulated Returns".

INDEX INFORMATION

Index Owner	HSBC Bank plc
Currency	USD
Volatility Target	6.0%
Bloomberg Ticker	HSIEVPLS Index
Index Composition	Up to 13 ETFs plus Cash
Calculation Agent/Index Administrator	Solactive AG
Website	vantageplus.gbm.hsbc.com

HSBC Vantage+ Index HSBC Vantage+ Index Monthly Report December 2022 Risk relating to the index • Solactive AG may adjust the Index in a way that aects its level, and Solactive AG has no obligation to consider your interests. • The Index comprises notional assets. • The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve ints target volatility. • The Index has a very limited operating history and may perform in unanticipated ways. • The Index is subject to market risks. • If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. • The Index may perform poorly during periods characterized by shor-term volatility. • The level of the Index includes the deduction of the ICE LIBOR USD 3 Month interest rate and a fee. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • Changes in the value of the ETFs may oset each other. Please see the risk factors section of the relevant oering document for any HSBC-issued investment linked to the Index for a full description of the risks relating to the Index. Important disclaimer information investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing treatment and other relevant information. mentioned in this document or in options, futures or other derivatives based thereon. this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related oering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049. HSBC Bank plc and Solactive AG The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any ots provisions or values, without the prior written consent of HSBC Bank plc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the ”Index Owner”), nor Solactive AG or its duly appointed successor, acting as index administrator (”Index Administrator”) and index calculation agent (”Index Calculation Agent”), are obliged to enter into or promote transactions or investments that are linked to the Index. The Index Owner makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not Use of simulated returns The Index was launched on November 8, 2019 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you investment decision than would be the case if the Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index’s calculation methodologies to historical prices of the underlying constituents and the reference rate. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD, and TIP) were not in existence at the start of the back-tested period, adjustments have been made to calculate their performance prior to their inception. Such simulated performance dta has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were a guarantor outure results. calculated during that period, and should not be relied upon as an indication of the Index’s future performance. ©2023 HSBC USA Inc. All rights reserved. All resources: Solactive, HSBC, Bloomberg, from January 1, 2003 to December 30, 2022 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 January 03, 2023